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                                                                  Exhibit 99.1
                        [Applied Digital Solutions Logo]


FOR IMMEDIATE RELEASE:
----------------------

INVESTOR CONTACT                                      MEDIA CONTACT
----------------                                      -------------
LORI ALEXANDER                                        MATTHEW COSSOLOTTO
PHONE: 561-805-8013                                   PHONE: 914-245-9721
investor@adsx.com                                     matthew@ovations.com
-----------------                                     --------------------

            APPLIED DIGITAL SOLUTIONS, INC. FILES LAWSUIT AGAINST IBM
                         CREDIT LLC AND IBM CORPORATION

      ACCORDING TO THE LAWSUIT, THE CAUSES OF ACTION INCLUDE: TORTIOUS
       INTERFERENCE WITH BUSINESS RELATIONSHIPS; CONSPIRACY TO COMMIT FRAUD/CIVIL RICO; FRAUD, BREACH OF GOOD FAITH AND FAIR DEALING; LENDER
 LIABILITY; AND BREACH OF THE FLORIDA UNIFORM TRADE SECRETS PROTECTION ACT


PALM BEACH, FL - MARCH 07, 2003 - APPLIED DIGITAL SOLUTIONS, INC. (NASDAQ:
ADSX), an advanced technology development company, announced today that it has filed a lawsuit against IBM Credit LLC and IBM Corporation (NYSE: IBM). According to the lawsuit, the causes of action include: tortious interference with business relationships; conspiracy to commit fraud/civil RICO; fraud, breach of good faith and fair dealing; lender liability; and breach of the Florida Uniform Trade Secrets Protection Act. The lawsuit was filed yesterday in Palm Beach County, FL.

IBM Credit has been the Company's lender since 1999. Under the terms of the IBM credit agreement and a letter sent by IBM Credit earlier this week, IBM required payment of approximately $46.2 million by March 6, 2003. The Company did not make that payment, which, depending on the response from IBM Credit, may impair the Company's ability to carry on business in the ordinary course. The lawsuit follows a good faith attempt by the Company to negotiate a satisfactory amendment to the credit agreement. The Company believes that its offers in those negotiations were not accepted, in large part, for the reasons set forth in the lawsuit.

ABOUT APPLIED DIGITAL SOLUTIONS, INC.
Applied Digital Solutions is an advanced technology development company that focuses on a range of life-enhancing, personal safeguard technologies, early warning alert systems, miniaturized power sources and security monitoring systems combined with the comprehensive data management services required to support them. Through its Advanced Technology Group, the Company specializes in security-related data collection, value-added data intelligence and complex data delivery systems for a wide variety of end users including commercial operations, government agencies and consumers. Applied Digital Solutions is the beneficial owner of a



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majority position in Digital Angel Corporation (AMEX: DOC). For more information, visit the Company's website at http://www.adsx.com.
                                            -------------------

Statements about the Company's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and the Company's actual results could differ materially from expected results. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

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